Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.792.2266
Chairman of the Board, President and Chief Executive Officer

	Patrick Hartman	702.947.3514
Executive Vice President, Chief Financial Officer
COMMUNITY BANCORP ANNOUNCES
3rd QUARTER 2008 RESULTS
LAS VEGAS, Nev. — (BUSINESS WIRE)—October 22, 2008— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.79 billion in total assets as of September 30, 2008, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the three and nine months ended September 30, 2008.
Third Quarter 2008 Overview
Linked Quarter
•	The Company’s net loss for the third quarter of 2008 declined to $3.0 million, compared to a net loss in the second quarter of 2008 of $4.6 million.

•	The provision for loan losses declined to $8.0 million for the third quarter of 2008, compared to $14.2 million in the second quarter of 2008.

•	Non-performing loans increased to $185.5 million, or 12.5% of gross loans, at September 30, 2008, compared to $69.3 million at June 30, 2008, or 4.6% of gross loans. Thirteen relationships comprise $147.1 million, or 79.3%, of the September 30, 2008 non-performing loans and a specific loan loss allowance of $13.0 million has been established for anticipated losses on these loans.

•	The Company’s capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies with total risk-based capital at 12.30%.
2008 versus 2007
•	The Company incurred a net loss for the three and nine months ended September 30, 2008, of $3.0 million and $4.9 million, respectively, compared to net income of $5.5 million and $16.6 million, respectively, in the same periods in 2007.

•	For the third quarter of 2008, the provision for loan losses amounted to $8.0 million, compared to $533,000 for the same period in 2007. For the nine months ended September 30, 2008, the provision for loan losses amounted to $26.4 million, compared to $1.5 million for the same period in 2007.

“The financial performance of the third quarter reflects the current economic conditions within our markets. The dramatic increase of non-performing loans is reflective of our markets and also our strategy to be aggressive in identification of problem credits through strong collection management. Our strategy has been to move forward quickly and encourage borrowers to either refinance their loans with others, pay the credit off or we will proceed with legal remedies. We believe that in this current cycle, upon default, we are better served to foreclose and obtain clear title to the property and remarket to a qualified borrower as soon as practical,” said Edward M. Jamison, President and Chief Executive Officer.
Financial Performance
During the three and nine months ended September 30, 2008, the Company continues to be challenged by difficult economic conditions in its primary markets as the deterioration of the real estate market that occurred during the second half of 2007 continued into 2008. The deterioration in the real estate market is due to a variety of factors, the most significant of which has been the fallout from the defaults associated with the residential sub-prime market and Alt-A loans. While the Company does not engage in sub-prime lending or Alt-A loans, its markets have been affected by these factors.
Results of Operations
•	While the provision for loan losses (expense) declined to $8.0 million for the third quarter of 2008, compared to $14.2 million for the second quarter of 2008, it expanded substantially compared to $533,000 for the quarter ended September 30, 2007.

The provision for loan losses (expense) for the nine months ended September 30, 2008, increased to $26.4 million, compared to $1.5 million for the same period in 2007.

•	Interest and dividend income was adversely affected by the increase in non-performing loans for the three and nine months ended September 30, 2008.

•	As a result of the increased provision for loan losses and the adverse effect of the increase in non-performing loans on interest and dividend income (including the effect of non-earning assets on interest and dividend income), the Company recognized a loss for the three and nine months ended September 30, 2008 of $3.0 million, or $0.29 per diluted share and $4.9 million, or $0.49 per diluted share, respectively, compared to net income of $5.5 million, or $0.53 per share, and $16.6 million, or $1.59 per diluted share, for the same periods in 2007.
Asset Quality
•	The Company’s allowance for loan losses increased to $34.3 million as of September 30, 2008, or 2.32% of total gross loans, compared to $17.1 million, or 1.20% of total gross loans, at December 31, 2007. The increase in the allowance for loan losses includes an increase in both the general allowance for loan losses and the specific allowance for loan losses on impaired loans.

•	General Allowance for Loan Losses (SFAS No. 5, Accounting for Contingencies)

The increase in the general allowance for loan losses (from $15.8 million at December 31, 2007 to $16.3 million at September 30, 2008) is a direct result of the difficult economic conditions that exist in the Company’s primary markets. Management’s assessment of these conditions is reflected in the general allowance. As of September 30, 2008, the general allowance was 1.27% of non-impaired loans, compared to 1.14% at December 31, 2007.

•	Specific Allowance for Loan Losses (SFAS No. 114, Accounting by Creditors for the Impairment of a Loan)

The increase in the specific allowance for loan losses (from $1.3 million at December 31, 2007 to $18.1 million at September 30, 2008), is a result of the difficult economic conditions in the Company’s primary markets. The specific allowance for loan losses is based on a review of all impaired loans. Management has individually reviewed each impaired loan and its underlying collateral value (less cost to sell). As a result of this analysis, an $18.1 million specific allowance for loan losses was established, representing management’s assessment of the anticipated losses on these loans in the event of foreclosure on the underlying collateral and subsequent sale of the property.

•	Non-performing loans totaled $185.5 million, or 12.5% of total gross loans, at September 30, 2008, compared to $12.1 million, or 0.85% of total gross loans, at December 31, 2007. Thirteen relationships comprise $147.1 million, or 79.3% of all non-performing loans, as of September 30, 2008. As all non-performing loans are deemed impaired, management has individually reviewed the underlying collateral value (less cost to sell) on each of these loans as part of its analysis of impaired loans. As a result of this comprehensive analysis, a $14.6 million specific allowance for loan losses was established for non-performing loans, which is a component of the $18.1 million specific allowance on impaired loans.

•	Impaired loans totaled $195.1 million at September 30, 2008, compared to $29.8 million at December 31, 2007. Impaired loans include all non-performing loans in the amount of $185.5 million and other loans in the amount of $9.6 million that, while currently performing, were deemed impaired by management. As noted above, an analysis is performed on the collateral value (less cost to sell) of each impaired loan and a specific allowance for loan losses is established. Based on this comprehensive review of impaired loans, management anticipates the losses associated with these loans will approximate $18.1 million and has established a specific allowance for loan losses in this amount.
“We have reviewed every graded credit and where appropriate, classified the credit as impaired and provided a specific “impairment” allowance. Where collateral values have declined we have factored in the cost of sale and marketing cost in determining impairment. Based on current collateral values, we believe the specific allowance of $18.1 million is adequate to cover any short falls resulting from the sale of the underlying collateral. We are fortunate that our basic underwriting standards were conservative and loan to values at origination were low. While we have seen collateral values move significantly lower over the last year, conservative loan to values at the inception of the loans have been beneficial in mitigating increases in the specific loan loss allowance. We have recently reappraised all non-performing real estate loans. While we believe these recent appraisals are representative of current conditions and market values, we will continue to reappraise the underlying collateral as necessary to insure adequate protection of the underlying collateral and increase allowances if necessary.
Although we expect a number of these non-performing loans to be paid-off prior to the sale of the underlying collateral, we are actively pursuing the marketing and sales of these properties which are subject to foreclosure. We have expressions of interest on many non-performing loans that are in foreclosure due to the value of the underlying collateral. Thirteen relationships constitute 79% of non-performing loans, all of which have recent appraisals and a specific allowance has been established for anticipated losses in the event of foreclosure and subsequent sale of the collateral. Each one of these thirteen are in foreclosure and will either be paid off or we will sell the collateral when the foreclosure process is completed. It is unfortunate that we had to take such action to protect our position, however, we anticipate being able to sell the majority of foreclosed property within a reasonable amount of time thereby moving non-earning assets back to earning asset status,” said Edward M. Jamison, President and Chief Executive Officer.
Balance Sheet
Total assets increased by 5.6% to $1.79 billion as of September 30, 2008, from $1.69 billion as of December 31, 2007. The increase in total assets was primarily a result of an increase in net loans of $44.6 million (total gross loans increased by $60.0 million and deferred fees decreased $1.9 million, offset by an increase in the allowance for loan losses of $17.2 million) and an increase in federal funds sold of $73.9 million, off-set in part by a decrease in securities available for sale of $28.0 million. The increase in federal funds sold was a decision by management to increase immediately available cash during the volatile economic climate of the third quarter of 2008. The decrease in securities available for sale occurred from normal runoff of the portfolio, the proceeds of which were reinvested in loans and/or federal funds sold. Asset growth for the nine months ended September 30, 2008, was funded primarily through an increase in deposits of $198.4 million which also provided funds to reduce the Company’s Federal Home Loan Bank (FHLB) borrowings by $96.1 million.
Other real estate owned (OREO) consists of six properties totaling $10.7 million at September 30, 2008. During the nine months ended September 30, 2008, the Company has foreclosed on eight properties totaling $16.1 million and sold two properties totaling $4.5 million. Subsequent to establishing the initial carrying value of the OREO, management has written down two properties by a combined total of $870,000.
Total deposits increased by $198.4 million, or 16.1%, to $1.43 billion as of September 30, 2008, from $1.2 billion as of December 31, 2007. The increase in deposits were secured to reduce the Company’s FHLB borrowings (both short-term and maturing term debt), fund a substantial portion of the Company’s loan growth during the nine months ended September 30, 2008 and create additional liquidity.
Brokered certificates of deposits totaled $174.6 million and $40.0 million at September 30, 2008 and December 31, 2007, respectively. Wholesale demand deposits totaled $441.3 million as of September 30, 2008 compared to $280.0 million at December 31, 2007.

LINKED QUARTER
Results of Operations
For the quarter ended September 30, 2008, interest and dividend income was $24.6 million, compared to $26.2 million for the quarter ended June 30, 2008. The decrease in interest and dividend income was driven primarily by the adverse effect of the $116.3 million increase in non-performing loans as average loans outstanding were relatively stable and the Company’s average prime rate declined slightly (5.00% for the third quarter 2008 as compared to 5.08% for the second quarter 2008).
For the quarter ended September 30, 2008, interest expense was $11.7 million, compared to $10.7 million for the quarter ended June 30, 2008. The increase in interest expense was primarily the result of a decision by management to expand the Company’s liquidity position and reduce its outstanding FHLB borrowings during the third quarter of 2008. As a result, average interest bearing deposits increased by $132.3 million which were used to offset declines in average demand deposits of $12.7 million, reductions in average borrowings of $42.0 million and to fund the increase in average federal funds sold of $83.6 million. Substantially all of the Company’s increase in average interest bearing deposits were funded through the use of wholesale money market funds and brokered certificates of deposit.
As a result of the aforementioned factors affecting interest and dividend income and interest expense, the Company’s net interest margin decreased to 3.14% for the quarter ended September 30, 2008, compared to 3.99% for the quarter ended June 30, 2008.
The provision for loan losses was $8.0 million for the quarter ended September 30, 2008, compared to $14.2 million for the quarter ended June 30, 2008.
Non-interest income increased to $845,000 for the quarter ended September 30, 2008, compared to $821,000 for the quarter ended June 30, 2008. The increase resulted from greater service charges and other income generated from increased transaction fees (e.g., customer service charges and ATM fees), offset by an increase in net interest expense on the Company’s interest rate swaps (net swap settlements) and a reduction in gains recognized on the call of securities.
Non-interest expense increased to $10.4 million for the quarter ended September 30, 2008, compared to $9.3 million for the quarter ended June 30, 2008. The increase was primarily attributable to the recognition of a loss on interest rate swaps during the third quarter of 2008 whereas the second quarter of 2008 reflected a gain on interest rate swaps, an increase in expenses associated with foreclosed assets, offset by decreased salaries, wages and employee benefits. Expenses included in foreclosed assets include legal fees, appraisal fees, property taxes (on foreclosed properties), property maintenance and write-downs on OREO. Salaries, wages and employee benefits decreased due to lower incentive and commission expenses and a reduction in estimated 2008 bonuses due to slower asset growth and the Company’s current year financial performance.
“The increases in non-accrual loans, increased loan loss reserves, the redistribution of the deposit base and general economic conditions have impacted both expenses and income over the past two quarters. Over the next few quarters it is anticipated that NIM pressure, caused by non-performing loans, will be reduced and the provision for loan losses should moderate which would allow earnings to improve. In addition, we anticipate loan and deposit growth to increase slightly which will further enhance our financial position. The Federal Deposit Insurance increase to $250,000 is expected to have a positive impact on the deposit mix and the unlimited insurance protection on non-interest bearing accounts should benefit net interest margin over the near term,” said Patrick Hartman, Executive Vice President and Chief Financial Officer.
2008 VERSUS 2007
Results of Operations
For the three months and nine months ended September 30, 2008, interest and dividend income was $24.6 million and $80.7 million, respectively, compared to $33.3 million and $96.6 million, respectively, for the same periods in 2007. The decrease in interest and dividend income was due to the adverse effects of the increase in non-performing loans ($185.5 million at September 30, 2008) and lower yields on indexed loans. The Company’s average prime rate for the three and nine months ended September 30, 2008, decreased 318 and 280 basis points, respectively, to 5.00% and 5.43%, respectively, compared to 8.18% and 8.23%, respectively, in the same periods in 2007, in response to the 325 basis point decrease in the interest rate target set by the Federal Open Market Committee (FOMC) from September 2007 through April 2008. Mitigating these downward pressures on interest and dividend income was an increase in loans outstanding resulting from organic growth and interest rate floors on loans which are active on approximately 50% of the Company’s indexed loans. As a result of these factors, the Company’s yields on loans for the three and nine months ended September 30, 2008 decreased to 6.21% and 7.01%, respectively, compared to 9.28% and 9.32%, respectively, in the same periods in 2007.

For the three and nine months ended September 30, 2008, interest expense was $11.7 million and $35.0 million, respectively, compared to $15.0 million and $43.0 million, respectively, for the same periods in 2007. The same FOMC action mentioned above affected the cost of interest bearing liabilities. The target average federal funds rate for the three and nine months ended September 30, 2008 was 1.94% and 2.40%, respectively, a decrease of 313 basis points and 279 basis points, respectively, compared to 5.07% and 5.19%, respectively, for the same periods in 2007. The full impact of these decreases was not reflected in the cost of interest bearing liabilities as competitive pressures and the level of market rates do not always allow equal changes in interest rates paid. Unfavorable changes in funding liability mix also slowed the decrease in the average cost of funding liabilities as the Company funded its loan growth and increased liquidity with higher cost certificates of deposits and wholesale funds. As a result of these factors, the Company’s cost of interest bearing liabilities decreased to 3.26% and 3.47% for the three and nine months ended September 30, 2008, respectively, compared to 4.90% and 4.80%, respectively, for the same periods in 2007.
Based on the aforementioned factors, the Company’s net interest margin for the three and nine months ended September 30, 2008, declined to 3.14% and 3.88%, respectively, compared to 4.90% and 4.95%, respectively, in the same periods in 2007.
The provision for loan losses was $8.0 million and $26.4 million, respectively, for the three and nine months ended September 30, 2008, compared to $533,000 and $1.5 million, respectively, in the same periods in 2007.
Non-interest income increased to $845,000 for the three months ended September 30, 2008, compared to $822,000 in the same period in 2007. The increase resulted from greater service charges and other income generated from increased transaction fees (e.g., customer service charges and ATM fees), offset by lower yields on the bank owned life insurance and the recognition of net interest expense on the Company’s interest rate swaps (compared to net interest income in the prior period).
Non-interest income for the nine months ended September 30, 2008, increased to $3.8 million, compared to $2.7 million for the same period in 2007. The increase resulted from greater service charges and other income generated from increased transaction fees, an increase in the gain on sale of securities as debt holders increased their calls on outstanding debt (resulting in a required redemption of the securities) and the sale of the Company’s Warm Springs property in February 2008 which resulted in a gain of approximately $1.2 million. Offsetting these increases in non-interest income were lower yields on the bank owned life insurance, the recognition of net interest expense on the Company’s interest rate swaps (compared to net interest income in the prior period) and the gain on sale of loans in 2007 for which there was no corresponding amount in the current period.
Non-interest expense increased to $10.4 million for the three months ended September 30, 2008, compared to $10.0 million in the same period in 2007. The increase resulted primarily from increases in insurance expense due to higher Federal Deposit Insurance Corporation costs and increased costs associated with loan related and foreclosed asset expense. Loan related expenses represent legal, title and appraisal costs associated with protecting the Company’s interest in the underlying collateral of loans. Foreclosed asset expenses represent legal costs, filing fees, property taxes and appraisal costs associated with the foreclosure process as well as cost associated with the maintenance of the property prior to sale and any decease in fair value of OREO prior to sale. Offsetting these expense increases were reductions in salaries, wages and employee benefits and advertising and public relations. The decrease in salaries, wages and employee benefits resulted primarily from lower incentive and commission expenses and a reduction in estimated 2008 bonuses due to slower asset growth and the Company’s current financial performance. The decrease in advertising and public relations resulted from the completion in 2007 of advertising campaigns associated with the Company’s 2006 mergers and a decision by management to migrate to more cost effective media platforms.
Non-interest expense increased to $30.7 million for the nine months ended September 30, 2008, compared to $29.1 million in the same period in 2007. The increase resulted primarily from increases in insurance expense due to higher Federal Deposit Insurance Corporation costs and increased costs associated with loan related and foreclosed asset expenses. Expense reductions in salaries, wages and employee benefits, advertising and public relations were effectively offset by increases in other noninterest expense categories.

Capital Ratios
The Company’s capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies. As of September 30, 2008 the Company’s tier 1 leverage capital ratio, tier 1 risk-based capital ratio and total risk-based capital ratio were 10.65%, 11.04% and 12.30%, respectively, compared to 11.89%, 11.73% and 12.77%, respectively, at September 30, 2007.
“While our capital ratios remain substantially above the well capitalized guidelines we, like every other financial institution in the country, are considering the benefits of participation in the recently announced TARPs program,” said Edward M. Jamison, President and Chief Executive Officer.
About Community Bancorp
Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area. Community Bank of Arizona is an Arizona state chartered bank providing a full range of commercial and consumer bank products through three branches located in the greater Phoenix, Arizona area. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.
For more information about Community Bancorp, visit our website at www.community-bancorp.com.
Attached to this press release is summarized financial information for the quarter ended September 30, 2008.
Forward-Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the current financial turmoil in the United States and abroad, fluctuations in the U.S. capital and credit markets, loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona and their deteriorating real estate sectors, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, our ability to manage systemic risks and control operating risks, and general economic conditions. Additional information on these and other factors that could affect financial results are included in “Item 1A. Risk Factors” of our Annual Report on Form 10K for the year ended December 31, 2007, and our other Securities and Exchange Commission filings.
When used in this document, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, economic, political and global changes arising from the war on terrorism, the conflict with Iraq and its aftermath, and other factors referenced in our Annual Report on Form 10K for the year ended December 31, 2007, including in “Item 1A. Risk Factors.” Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under the PSLRA’s safe harbor provisions. When relying on forward-looking statements to make decisions with respect to our Company, investors and others are cautioned to consider these and other risks and uncertainties.

COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands, except share data)
ASSETS
Cash and due from banks	$14,175	$19,243
Interest bearing deposits in other banks	739	141
Federal funds sold	73,881	20

Cash and cash equivalents	88,795	19,404

Interest bearing certificates of deposits in other financial institutions	2,000	—
Securities available for sale, at fair value	60,212	88,217
Securities held to maturity, at amortized cost (fair value of $645 as of September 30, 2008 and $817 as of December 31, 2007)	632	801
Required equity investments, at cost	9,748	14,014
Loans, net of allowance for loan losses of $34,332 as of September 30, 2008 and $17,098 as of December 31, 2007	1,441,518	1,396,890
Premises and equipment, net	23,476	27,535
Other real estate owned	10,666	—
Accrued interest and dividends receivable	6,354	8,046
Deferred income taxes, net	1,575	1,503
Bank owned life insurance	10,816	10,521
Goodwill	113,636	113,636
Core deposit intangible, net of accumulated amortization of $3,483 as of September 30, 2008 and $2,478 as of December 31, 2007	6,476	7,481
Other assets	11,639	5,473

Total assets	$1,787,543	$1,693,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$135,568	$170,725
Interest bearing:
Demand	659,726	672,567
Savings	17,493	28,465
Time, $100,000 or more	199,867	171,664
Other time	416,187	187,041

Total deposits	1,428,841	1,230,462

Borrowings	46,849	146,684
Accrued interest payable and other liabilities	8,049	9,090
Junior subordinated debt	72,166	72,166

Total liabilities	1,555,905	1,458,402

Stockholders’ equity
Preferred stock, par value: $0.001; shares authorized: 20,000,000 at September 30, 2008 and none at December 31, 2007; shares issued: none	—	—
Common stock, par value: $0.001; shares authorized: 50,000,000 at September 30, 2008 and 30,000,000 at December 31, 2007; shares issued: 10,602,990 as of September 30, 2008 (including 139,694 shares of unvested restricted stock) and 10,620,529 as of December 31, 2007 (including 161,137 shares of unvested restricted stock)	11	11
Additional paid-in capital	170,192	168,931
Retained earnings	67,893	72,797
Accumulated other comprehensive income, net of tax	226	64

	238,322	241,803
Less cost of treasury stock, 350,575 shares as of September 30, 2008 and December 31, 2007	(6,684)	(6,684)

Total stockholders’ equity	231,638	235,119

Total liabilities and stockholders’ equity	$1,787,543	$1,693,521

COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
	(In thousands, except share data)
Interest and dividend income:
Loans, including fees	$23,278	$25,232	$31,613	$77,336	$90,986
Securities and investments	888	948	1,345	2,955	4,229
Federal funds sold	431	17	301	458	1,348

Total interest and dividend income	24,597	26,197	33,259	80,749	96,563

Interest expense on:
Deposits	9,962	8,615	12,279	28,720	34,902
Borrowings	663	1,021	1,209	3,063	3,510
Junior subordinated debt	1,042	1,034	1,543	3,230	4,616

Total interest expense	11,667	10,670	15,031	35,013	43,028

Net interest income before provision for loan losses	12,930	15,527	18,228	45,736	53,535

Provision for loan losses	8,000	14,226	533	26,394	1,501

Net interest income after provision for loan losses	4,930	1,301	17,695	19,342	52,034

Non-interest income:
Service charges and other income	824	738	621	2,225	1,806
Bank owned life insurance	97	98	111	295	340
Net swap settlements	(108)	(85)	52	(223)	144
Rental income	35	39	38	122	114
Gain on sale of securities	—	31	—	196	4
Gain on sale of property	(3)	—	—	1,207	—
Net gain on sale of loans	—	—	—	—	285

Total non-interest income	845	821	822	3,822	2,693

Non-interest expense:
Salaries, wages and employee benefits	4,606	5,230	5,337	15,701	16,638
Occupancy, equipment and depreciation	1,351	1,291	1,351	3,924	3,774
Core deposit intangible amortization	335	335	335	1,005	1,005
Data processing	295	303	246	828	829
Advertising and public relations	387	405	651	1,169	1,388
Professional fees	463	616	486	1,669	1,186
Telephone and postage	153	163	214	479	608
Stationery and supplies	171	207	189	573	547
Directors fees	106	119	71	342	249
Insurance	469	436	170	1,129	429
Software maintenance	175	173	106	494	327
Loan related	266	123	74	489	251
Foreclosed assets, net	798	154	—	952	—
(Gain) loss on interest rate swap	191	(814)	—	206	—
Other operating expenses	590	541	813	1,788	1,893

Total non-interest expense	10,356	9,282	10,043	30,748	29,124

(Loss) income before income tax provision	(4,581)	(7,160)	8,474	(7,584)	25,603
Income tax (benefit) provision	(1,621)	(2,524)	2,943	(2,680)	8,980

Net (loss) income	$(2,960)	$(4,636)	$5,531	$(4,904)	$16,623

EARNINGS (LOSS) PER SHARE:
Basic	$(0.29)	$(0.46)	$0.53	$(0.49)	$1.59

Diluted	$(0.29)	$(0.46)	$0.53	$(0.49)	$1.59

Weighted average shares outstanding

Basic	10,110,430	10,108,817	10,395,240	10,109,358	10,410,277

Diluted	10,110,430	10,108,817	10,497,060	10,109,358	10,492,690

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Three Months Ended
	September 30, 2008			June 30, 2008			September 30, 2007
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate/Yield (7)	Balance	Expense	Rate/Yield (7)	Balance	Expense	Rate/Yield (7)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,491,121	$23,278	6.21%	$1,493,582	$25,232	6.79%	$1,351,327	$31,613	9.28%
Investment securities (3)(4)	73,179	888	5.39%	79,982	948	5.29%	109,663	1,345	5.26%
Federal funds sold	86,877	431	1.97%	3,293	17	2.08%	23,636	301	5.05%

Total interest earning assets (3)	1,651,177	24,597	5.95%	1,576,857	26,197	6.71%	1,484,626	33,259	8.92%

Non-interest earning assets:
Cash and due from banks	17,331			16,737			21,421
Goodwill and intangibles	120,305			120,632			122,996
Other assets	33,648			35,468			34,498

Total assets	$1,822,461			$1,749,694			$1,663,541

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$73,782	345	1.86%	$71,046	302	1.71%	$73,048	524	2.85%
Money market	636,903	3,868	2.42%	666,254	3,995	2.41%	505,620	5,885	4.62%
Savings	19,993	70	1.39%	23,198	79	1.37%	35,820	306	3.39%
Time	558,644	5,679	4.04%	396,547	4,239	4.30%	423,741	5,564	5.21%

Total interest bearing deposits	1,289,322	9,962	3.07%	1,157,045	8,615	2.99%	1,038,229	12,279	4.69%

Borrowings	60,929	663	4.33%	102,910	1,021	3.99%	93,052	1,209	5.16%
Junior subordinated debt	72,166	1,042	5.74%	72,166	1,034	5.76%	86,790	1,543	7.05%

Total interest bearing liabilities	1,422,417	11,667	3.26%	1,332,121	10,670	3.22%	1,218,071	15,031	4.90%

Non-interest bearing liabilities:
Demand deposits	155,988			168,644			200,972
Other liabilities	9,335			9,035			10,264

Total liabilities	1,587,740			1,509,800			1,429,307
Stockholders’ equity	234,721			239,894			234,234

Total liabilities and stockholders’ equity	$1,822,461			$1,749,694			$1,663,541

Net interest income		$12,930			$15,527			$18,228

Net interest spread (3)(5)			2.69%			3.49%			4.02%

Net interest margin (3)(6)			3.14%			3.99%			4.90%

(1)	Includes average non-accrual loans of $119.0 million, $39.7 million and $3.7 million at September 30, 2008, June 30, 2008 and September 30, 2007, respectively.

(2)	Net loan fees of $1.6 million, $1.7 million and $2.2 million are included in the yield computations for the three months ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively.

(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis. These adjustments amounted to $103,000, 104,000 and $109,000 for the three months ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively.

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on a tax equivalent basis, by total average earning-assets.

(7)	Yields are computed based on actual number of days during the period.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Nine Months Ended
	September 30, 2008			September 30, 2007
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate/Yield (7)	Balance	Expense	Rate/Yield (7)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,473,918	$77,336	7.01%	$1,305,660	$90,986	9.32%
Investment securities (3)(4)	82,461	2,955	5.30%	114,505	4,229	5.32%
Federal funds sold	30,712	458	1.99%	34,457	1,348	5.23%

Total interest earning assets (3)	1,587,091	80,749	6.82%	1,454,622	96,563	8.91%

Non-interest earning assets:
Cash and due from banks	16,711			23,227
Goodwill and intangibles	120,636			123,359
Other assets	34,114			34,052

Total assets	$1,758,552			$1,635,260

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$73,494	1,058	1.92%	$68,539	1,389	2.71%
Money market	634,170	12,802	2.70%	495,324	17,152	4.63%
Savings	22,743	248	1.46%	43,752	954	2.92%
Time	448,993	14,612	4.35%	413,213	15,407	4.99%

Total interest bearing deposits	1,179,400	28,720	3.25%	1,020,828	34,902	4.57%

Borrowings	95,834	3,063	4.27%	91,077	3,510	5.15%
Junior subordinated debt	72,166	3,230	5.98%	87,347	4,616	7.07%

Total interest bearing liabilities	1,347,400	35,013	3.47%	1,199,252	43,028	4.80%

Non-interest bearing liabilities:
Demand deposits	164,103			197,086
Other liabilities	9,290			10,277

Total liabilities	1,520,793			1,406,615
Stockholders’ equity	237,759			228,645

Total liabilities and stockholders’ equity	$1,758,552			$1,635,260

Net interest income		$45,736			$53,535

Net interest spread (3)(5)			3.35%			4.11%

Net interest margin (3)(6)			3.88%			4.95%

(1)	Includes average non-accrual loans of $57.9 million and $2.2 million at September 30, 2008 and 2007, respectively.

(2)	Net loan fees of $5.4 million and $5.9 million are included in the yield computations for the nine months ended September 30, 2008 and 2007, respectively.

(3)	Yields on securities, total interest-earning assets, net interest spread and net interest margin have been adjusted to a tax-equivalent basis. These adjustments amounted to $315,000 and $330,000 for the nine months ended September 30, 2008 and 2007, respectively.

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on tax equivalent basis, by total average earning-assets.

(7)	Yields are computed based on actual number of days during the period.

KEY PERFORMANCE INDICATORS

	3rd	3rd	Nine	Nine
	Quarter	Quarter	Months	Months
	2008	2007	2008	2007
	(In thousands, except share and		(In thousands, except share and
	percentage data)		percentage data)
SELECTED FINANCIAL RATIOS
Return on average assets	(0.65)%	1.32%	(0.37)%	1.36%
Return on average stockholders’ equity	(5.02)%	9.37%	(2.76)%	9.72%
Net interest margin (1)	3.14%	4.90%	3.88%	4.95%
Efficiency ratio (2)	75.18%	52.72%	62.04%	51.80%

Capital Ratios
Consolidated tier 1 leverage capital ratio			10.65%	11.89%
Consolidated tier 1 risk-based capital ratio			11.04%	11.73%
Consolidated total risk-based capital ratio			12.30%	12.77%

Asset Quality Ratios
Non-performing loans (3)			$185,547	$7,714
Non-performing assets (4)			$196,213	$7,714
Non-performing loans to total gross loans			12.54%	0.56%
Non-performing assets to total gross loans and OREO			13.17%	0.01%
Non-performing assets to total assets			10.98%	0.46%
Allowance for loan losses to total gross loans			2.32%	1.18%
Allowance for loan losses to non-performing assets			18%	210%
Allowance for loan losses to non-performing loans			19%	210%
Net charge-offs (recoveries) to average loans (5)	0.46%	0.10%	0.83%	0.03%

(1)	Net interest margin represents net interest income, on a tax equivalent basis, as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.

(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed on non-accrual

(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed on non-accrual status and other real estate owned.

(5)	Annualized.

COMPOSITE OF LOAN PORTFOLIO

	September 30,		June 30,		December 31,
	2008		2008		2007
	(In thousands, except percentage data)

Commercial and industrial	$217,379	14.7%	$232,579	15.4%	$210,614	14.8%
Real estate:
Commercial	401,597	27.2%	406,218	27.0%	370,464	26.1%
Residential	42,024	2.8%	38,853	2.6%	43,212	3.1%
Construction and land development	813,412	55.0%	823,429	54.7%	789,185	55.6%
Consumer and other	4,755	0.3%	4,797	0.3%	5,707	0.4%

Total gross loans	1,479,167	100.0%	1,505,876	100.0%	1,419,182	100.0%

Less:
Allowance for loan losses	34,332		28,050		17,098
Net unearned loan fees and discounts	3,317		3,865		5,194

Total net loans	$1,441,518		$1,473,961		$1,396,890

Gross loans to total assets	82.7%		86.2%		83.8%

DETAIL COMPOSITE OF LOAN PORTFOLIO

			Impaired
		Specific			Non
	Balance	Allowance	Total	Accruing	Performing
	(In thousands)
Real Estate:
Total Construction & Land
Single Family
Single Family Residential	$194,411	$10,723	$81,341	$2,970	$78,371
Condominiums	16,321	—	—	—	—

Total Single Family	210,732	10,723	81,341	2,970	78,371
Multifamily	45,954	3,714	28,698	—	28,698
Retail	336,399	410	46,038	1,904	44,134
Industrial	91,292	—	—	—	—
Office	80,711	—	8,540	—	8,540
Other	48,324	—	—	—	—

Total Construction & Land	813,412	14,847	164,617	4,874	159,743

Commercial
Office
Owner occupied	108,002	28	3,518	144	3,374
Non owner occupied	42,042	—	—	—	—

Total Office	150,044	28	3,518	144	3,374
Retail	126,169	55	2,012	450	1,562
Industrial	72,031	77	388	388	—
Other	53,353	100	17,034	—	17,034

Total Commercial	401,597	260	22,952	982	21,970

Residential	42,024	199	429	139	290

Total Real Estate	1,257,033	15,306	187,998	5,995	182,003

Commercial & Industrial	217,379	2,739	7,126	3,610	3,516

Consumer	4,755	18	20	—	20

Total Gross Loans	1,479,167	$18,063	$195,144	$9,605	$185,539

Allowance for loan losses	34,332		$18,063

Deferred Fees, Net	3,317

Net Loans	$1,441,518

DETAIL COMPOSITE OF CONSTRUCTION & LAND LOAN PORTFOLIO

			Impaired
		Specific			Non
	Balance	Allowance	Total	Accruing	Performing
	(In thousands)
Construction & Land
Construction
Single Family
Single Family Residential	$26,374	$872	$8,482	$1,442	$7,040
Condominiums	16,321	—	—	—	—

Total Single Family	42,695	872	8,482	1,442	7,040
Multifamily	7,413	3,264	7,413	—	7,413
Retail	146,702	410	14,560	1,904	12,656
Industrial	26,735	—	—	—	—
Office	39,776	—	—	—	—
Other	18,641	—	—	—	—

Total Construction	281,962	4,546	30,455	3,346	27,109

Acquisition & Development
Single Family
Single Family Residential	73,716	3,552	26,161	—	26,161
Condominiums	—	—	—	—	—

Total Single Family	73,716	3,552	26,161	—	26,161
Multifamily	17,535	450	17,535	—	17,535
Retail	129,621	—	26,138	—	26,138
Industrial	18,027	—	—	—	—
Office	25,373	—	6,290	—	6,290
Other	6,583	—	—	—	—

Total Acquisition & Development	270,855	4,002	76,124	—	76,124

Developed Land
Single Family
Single Family Residential	30,413	1,805	5,029	—	5,029
Condominiums	—	—	—	—	—

Total Single Family	30,413	1,805	5,029	—	5,029
Multifamily	21,006	—	3,750	—	3,750
Retail	36,890	—	4,040	—	4,040
Industrial	833	—	—	—	—
Office	443	—	—	—	—
Other	18,600	—	—	—	—

Total Developed Land	108,185	1,805	12,819	—	12,819

Raw Land
Single Family
Single Family Residential	63,908	4,494	41,669	1,528	40,141
Condominiums	—	—	—	—	—

Total Single Family	63,908	4,494	41,669	1,528	40,141
Multifamily	—	—	—	—	—
Retail	23,186	—	1,300	—	1,300
Industrial	45,697	—	—	—	—
Office	15,119	—	2,250	—	2,250
Other	4,500	—	—	—	—

Total Raw Land	152,410	4,494	45,219	1,528	43,691

Total Construction & Land	$813,412	$14,847	$164,617	$4,874	$159,743

ALLOWANCE FOR LOAN LOSSES

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
	(In thousands)

Balance at beginning of period	$28,050	$15,985	$17,098	$14,973

Provision for loan losses	8,000	533	26,394	1,501
Less amounts charged off	(1,798)	(349)	(9,469)	(577)
Recoveries of amounts charged off	80	15	309	287

Balance at end of period	$34,332	$16,184	$34,332	$16,184

COMPOSITE OF NON-ACCRUAL LOANS

	September 30, 2008			June 30, 2008			December 31, 2007
	Non-Accrual		Percent of	Non-Accrual		Percent of	Non-Accrual		Percent of
	Balance	%	Total Loans	Balance	%	Total Loans	Balance	%	Total Loans
	(In thousands, except percentage data)

Commercial and industrial	$3,516	1.9%	0.24%	$8,153	11.8%	0.54%	$2,042	16.9%	0.15%
Real Estate:
Commercial	21,970	11.8%	1.48%	4,159	6.0%	0.28%	4,291	35.5%	0.30%
Residential	290	0.2%	0.02%	403	0.6%	0.03%	—	0.0%	0.00%
Construction and land development	159,743	86.1%	10.80%	56,553	81.6%	3.75%	5,738	47.6%	0.40%
Consumer and Other	20	0.0%	0.00%	4	0.0%	0.00%	5	0.0%	0.00%

Total non-accrual loans	$185,539	100.0%	12.54%	$69,272	100.0%	4.60%	$12,076	100.0%	0.85%

COMPOSITE OF NON-PERFORMING ASSETS

	September 30,	June 30,	December 31,
	2008	2008	2007
	(In thousands)

Non-accrual loans, not restructured	$185,539	$69,272	$12,076
Accruing loans past due 90 days or more	8	10	20
Restructured loans	—	—	—

Total non-performing loans	185,547	69,282	12,096

OREO	10,666	11,033	—

Total non-performing assets	$196,213	$80,315	$12,096